UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2005

ESSEX CORPORATION

(Exact name of Registrant as specified in its charter)

Commission File No. 0-10772

Virginia	54-0846569
(State or other jurisdiction of incorporation or organization)	(IRS Employer ID No.)

6708 Alexander Bell Drive, Columbia, Maryland	21046
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (301) 939-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer.

On November 8, 2005, the Corporation issued a press release announcing that H. Jeffrey Leonard (“Mr. Leonard”), a Director of the Corporation and the Chairman of the Board of Directors of the Corporation, will resign, effective November 30, 2005, as a Director of the Corporation and the Chairman of the Board of Directors of the Corporation due to expanded commitments in his primary business. Mr. Leonard’s resignation was not the result of any disagreement with the Corporation known to an executive officer of the Corporation on any matter relating to the Corporation’s operations, policies or practices. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

The Corporation also announced in the press release that Leonard E. Moodispaw (“Mr. Moodispaw”), age 62, currently the President, Chief Executive Officer and a Director of the Corporation and member of the Ethics Committee of the Board of Directors of the Corporation, will serve as the Chairman of the Board of Directors of the Corporation effective as of the effective date of Mr. Leonard’s resignation. There are no arrangements or understandings between Mr. Moodispaw and any other persons pursuant to which this appointment was made.

The Corporation previously reported applicable information described in Items 401(b), (d) and (e) of Regulation S-K with respect to Mr. Moodispaw in the Corporation’s Proxy Statement filed with the SEC on April 12, 2005. The Corporation previously reported applicable information described in Item 404(a) of Regulation S-K with respect to Mr. Moodispaw in the Corporation’s Form 10-Q filed with the SEC on August 15, 2005. All of such information disclosed therein is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

Exhibit 99.1    Press release dated November 8, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESSEX CORPORATION

/s/ Leonard E. Moodispaw
DATE: November 8, 2005	Leonard E. Moodispaw
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated November 8, 2005.